Exhibit (a)(1)(B)

MEMORANDUM TO ALL ELIGIBLE EMPLOYEES

From:	Philip McDermott, Chief Financial Officer
To:	All Eligible Employees
Date:	August 5, 2009

I am pleased to announce that this morning, AltiGen launched a voluntary, one-time stock option exchange program to allow eligible employees who received certain stock option grants the opportunity to exchange those options for replacement stock options with an exercise price equal to the closing price of our common stock on the new option grant date (the “Offer”). This offer currently is scheduled to expire on Tuesday, September 1, 2009, at 9:00 p.m., Pacific Time, and new options are scheduled to be granted on the same U.S. calendar day (but following the expiration of the offer).

We have prepared a number of resources to help you understand the terms and conditions of the offer. These resources include the document titled “Offer to Exchange Certain Outstanding Options for New Options” (referred to as the “Offer to Exchange”) and an election form and withdrawal form, together with their associated instructions. Each of these documents is attached to this memorandum. You also may access these documents online at the SEC website at www.sec.gov.

In addition, to help you recall which of your options are eligible for exchange under this offer and to give you the information necessary to make an informed decision, attached is a schedule of your options. This schedule lists your outstanding option grants eligible for tender in the offer, the grant date of your options, the number of shares subject to your options that are vested as of the schedule’s creation date, the exercise price of your options and the number of outstanding shares subject to those options. The schedule has been generated as of the date shown on it and therefore the information provided may become outdated. For instance, if an option expires, terminates or is exercised prior to the completion of the offer, the expired, terminated or exercised portion of the option is no longer eligible for exchange. In addition, options that have an exercise price that is less than the fair market value of AltiGen’s common stock as of the expiration date of the offer are not eligible for exchange. Only those options that satisfy the eligibility requirements described in the offering documents may be exchanged pursuant to this offer.

To help explain the offer and to answer any questions, employee meetings will be held as follows:

[EMPLOYEE GROUP]
[DATE AND TIME]
[LOCATION]
[CALL-IN INFORMATION]

[ADDITIONAL EMPLOYEE GROUP(S)]
[DATE AND TIME]
[LOCATION]
[CALL-IN INFORMATION]

We know that the materials describing the offer may seem voluminous, but it is important that you carefully review these materials so that you can make an informed decision on whether or not to participate in the program. We believe this offer potentially is very important to you and recommend that you take the time to study the materials, ask questions if need be and make an informed decision about whether or not to participate. If you do nothing, you will be making a decision not to participate in the offer and you will retain your current options under their current terms and conditions. If, after reviewing the materials, you still have questions about the stock option exchange program, please contact Tamika Massey-Evans or Carolyn David by phone at (408) 597-9067 or (408) 597-9033, or by e-mail at benefits@altigen.com.

Participation in the offer is completely voluntary. Participating in the offer involves risks that are discussed in the Offer to Exchange. We recommend that you consult with your personal financial, legal and/or tax advisors to weigh the benefits and risks involved in participating in the offer.

If you choose to participate in the offer, you will need to deliver a completed election form via facsimile or hand delivery on or before 9:00 p.m., Pacific Time, on September 1, 2009, to:

HR Department
Attention: Tamika Massey-Evans
AltiGen Communications, Inc.
410 East Plumeria Drive
San Jose, CA 95134
FAX: (408) 597-9021

If our HR Department has not received your properly completed and signed election form before the offer expires, you will have rejected this offer and you will keep your current options. A copy of the election form and withdrawal form are included in the offer documents as well as attached to this memorandum.

Thank you,

Philip McDermott
Chief Financial Officer